UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2010

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2010, Marc Applebaum, age 54, joined Media Sciences International, Inc. in the position of Chief Financial Officer.

Mr. Applebaum brings over 30 years of financial and accounting experience in the manufacturing, distribution and retail industries.  From 1997 to 2006, he served as Senior Vice President and Chief Financial Officer of Q.E.P. Co., Inc,, an international manufacturer and distributor of building materials.  From 1993 to 1997, he served as Senior Vice President of Finance and Control for Pueblo/Xtra International Inc., a retailer in the grocery industry.  He worked for Coopers & Lybrand from 1982 to 1993 where he served as an audit partner in their South Florida Offices from 1991 to1993.  Beginning in 2006, Mr. Applebaum was a chief financial officer of two investments of private equity firms, serving as Chief Financial Officer of InfiLaw Corp, an education management company, from 2006 to 2007, and of Education Enrichment Resources Inc. from 2007 to 2008.  He was Chief Financial Officer and a member of the board of directors of BSML, Inc., a retail and distribution company from February 2008 to October 2008.  Subsequently, Mr. Applebaum was a principal in his own consulting company until his employment with Media Sciences International.  He is a 1977 graduate of the Wharton School of the University of Pennsylvania with a B.S. degree in Economics and is a member of the American Institute of CPA’s.  Mr. Applebaum is not associated with another officer or a director of the Company by family relationship.

Mr. Applebaum’s employment is on at at-will basis.  He receives a base salary at the rate of $170,000 per year.  He also received a restricted stock award of 50,000 shares of the Company's common stock, subject to a one year vesting period, as a signing bonus.  Mr. Applebaum received an options award to purchase up to 100,002 shares of the Company's common stock, subject to vesting in equal increments over a four year period and exercisable for seven years from grant at $0.3405 per share.  He is also entitled to relocation costs of up to $15,000.  Mr. Applebaum may be eligible for annual performance based cash bonuses, in accordance with a compensation plan for senior management as determined by the Company’s Compensation Committee, with a potential cash bonus of up to 40% of base salary, of which half is based on individual performance and half is based on Company financial performance, under criteria approved by the Company’s Compensation Committee.  Commencing with the Company’s fiscal year 2012, Mr. Applebaum may be eligible for annual stock-based grants in line with the rest of the Company's management team, as determined by the Company’s Compensation Committee.  He is entitled to certain employee benefits, including the following: four weeks of vacation annually, a life insurance policy in the amount of $1 million, which is subject to reasonable insurability and rates, and participation in the Company's medical, dental, long term disability and 401K plans.  If the Company undergoes a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), Mr. Applebaum has the right to terminate his employment, in which event he is entitled to twelve months of his base salary and to certain employee benefits for one year, and to immediate vesting of all employee stock-based awards granted to him.  In the event of involuntary termination for reasons other than cause, Mr. Applebaum will be eligible for severance of six months of his base salary and certain employee benefits for one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: July 12, 2010	By: /s/ Denise Hawkins
Denise Hawkins
Vice President